Exhibit 14.3

FEDERATED TOTAL RETURN SERIES, INC.

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

FEDERATED MUNICIPAL SERIES INCOME TRUST

FEDERATED INSTITUTIONAL TRUST

(the “Funds”)

UNANIMOUS CONSENT OF DIRECTORS/TRUSTEES

The undersigned, being the Board of Directors/Trustees (the “Board”) of the Funds, hereby consent in accordance with the laws of the Commonwealth of Massachusetts, the state of Maryland and the relevant charter documents of the Funds, to the adoption of the following resolution with the same effect as though it had been adopted at a meeting of the Board of the Funds:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Funds to sign in their place and stead, by power of attorney, the Registration Statements on Form N-14 relating to the proposed reorganization of Huntington Fixed Income Securities Fund into Federated Total Return Bond Fund, a portfolio of Federated Total Return Series, Inc., Huntington Intermediate Government Income Fund into Federated Total Return Government Bond Fund, Huntington Mortgage Securities Fund into Federated Mortgage Fund, a portfolio of Federated Total Return Series, Inc., Huntington Ohio Tax-Free Fund into Federated Ohio Municipal Income Fund, a portfolio of Federated Municipal Series Income Trust, and Huntington Short/Intermediate Fixed Income Securities Fund into Federated Short-Intermediate Total Return Bond Fund, a portfolio of Federated Institutional Trust, respectively.

WITNESS the due execution hereof this 13th day of March, 2014.

_/s/ John F. Donahue_ John F. Donahue	_/s/ Peter E. Madden_ Peter E. Madden
_/s/ John T. Collins_ John T. Collins	_/s/ Charles F. Mansfield, Jr._ Charles F. Mansfield, Jr.
_/s/ J. Christopher Donahue_ J. Christopher Donahue	_/s/ Thomas M. O’Neill_ Thomas M. O’Neill
_/s/ Maureen Lally-Green_ Maureen Lally-Green	_/s/ P. Jerome Richey_ P. Jerome Richey
_/s/ John S. Walsh_ John S. Walsh